CVD EQUIPMENT
CORPORATION                                              enabling tomorrow's technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CENTRAL ISLIP, N.Y., (Business Wire) – November 14, 2016 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems, today announced its third quarter 2016 financial results.

Backlog as of September 30, 2016 was a record high of $31.8 million compared with $21.2 million as of September 30, 2015. For the three and nine months ended September 30, 2016, we received orders of $5.0 and $39.2 million compared to $2.9 and $21.2 million for the same periods in 2015.

Total revenue for the third quarter ended September 30, 2016 was $4.8 million compared to $10.7 million in the third quarter of 2015, a decrease of 54.1%. Net loss was $85,000, or ($0.01) per diluted share, compared to net income of $812,000, or $0.13 per diluted share in the third quarter of 2015.

“For the second quarter in a row backlog reached a record level, and we began to execute on the large order from a major aviation customer,” said Leonard Rosenbaum, President and Chief Executive Officer. “As we continue to diversify our customer base and invest in R&D, we are building our pipeline and looking at strategic opportunities to accelerate growth and to position CVD for a significantly stronger 2017.”

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-0784 or International (201) 689-8560. A telephone replay will be available for 7 days following the call. To access the replay, dial (844) 512-2921 or (412) 317-6671. The replay passcode is 13648546. A live and archived webcast of the call is also available on the company’s website at https://www.cvdequipment.com/event/announce-q3-2016-results-conference-call/

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by our customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through our application laboratory, we provide process development support and process startup assistance with the focus on enabling tomorrow’s technologies™.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about CVD Equipment Corporation please contact Gina Franco Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com or sales@cvdequipment.com

www.equipment.com        www.firstnano.com        www.stainlessdesign.com

CVD EQUIPMENT
CORPORATION                                              enabling tomorrow's technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Equipment Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Revenue	$4,884	$10,646	$13,631	$30,772
Gross profit	1,691	4,126	3,719	12,042
Operating expenses	2,086	3,254	5,627	8,448
Operating (loss)/income	(395)	872	(1,908)	3,594
Net (loss)/income	(85)	812	(918)	2,814
Diluted earnings per share	$(0.01)	$0.13	$(0.15)	$0.45

www.equipment.com       www.firstnano.com       www.stainlessdesign.com

CVD EQUIPMENT
CORPORATION                                              enabling tomorrow's technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Equipment Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$16,637	$13,073
Accounts Receivable, net	7,160	3,091
Costs and estimated earnings in excess of
billings on contracts in progress	3,160	4,635
Inventories	3,051	2,987
Other current assets	1,083	765
Total current assets	31,091	24,551
Property, plant and equipment, net	14,275	14,828
Other assets	2,138	1,753
Total assets	$47,504	$41,132

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$298	$308
Accrued expenses and other current liabilities	1,272	3,446
Current portion of long-term debt	300	580
Billings in excess of costs and estimated
earnings on contracts in progress	9,131	--
Deferred revenue	150	308
Total current liabilities	11,151	4,642
Long-term debt	3,041	3,265
Total liabilities	14,192	7,907

Total stockholders' equity	33,312	33,225

Total liabilities and stockholders' equity	$47,504	$41,132

This earnings release should be read in conjunction with Company’s Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2016 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

www.equipment.com        www.firstnano.com        www.stainlessdesign.com